Exhibit 4.1
Execution Copy
AMENDMENT NO. 3
dated as of June 1, 2011
to
Trust Indenture
of SPDR® GOLD TRUST
dated as of November 12, 2004
     This Amendment (this “Amendment”), dated as of June 1, 2011, is to the Trust Indenture (the “Trust Indenture”), dated as of November 12, 2004, and as amended from time to time, between World Gold Trust Services, LLC, as Sponsor (the “Sponsor”), and The Bank of New York Mellon, as Trustee (the “Trustee”), establishing the SPDR® GOLD TRUST (the “Trust”).
     WHEREAS, in order to allow the Custodian to allocate all Gold standing to the credit of the Trust Unallocated Account to the Trust Allocated Account by the end of each Business Day, the Sponsor and the Trustee wish to amend the Trust Indenture to authorize the Trustee, on behalf of the Trust, to enter into an overdraft facility with the Custodian under which the Custodian will make available to the Trust Unallocated Account up to 430 Fine Ounces of Gold for purposes of such allocation and for certain other related purposes.
     WHEREAS, Section 10.01 of the Trust Indenture provides, in pertinent part, that the Sponsor and the Trustee may amend the Trust Indenture “to cure any ambiguity or to correct or supplement any provision hereof which may be defective or inconsistent or to make such other provisions in regard to matters or questions arising hereunder as will not materially adversely affect the interests of Beneficial Owners as determined in good faith by the Sponsor”; and
     WHEREAS, all conditions and requirements necessary to make this Amendment a valid instrument that is legally binding on the parties hereto and on the Beneficial Owners have been satisfied.
     NOW, THEREFORE, the Sponsor and the Trustee agree as follows:
     1. The following new Section 8.01(x) is hereby added to the Trust Indenture immediately after current Section 8.01(w):
     (x) The Trustee is authorized to, and shall when so directed by the Sponsor, (i) enter into an overdraft facility with the Custodian from time to time under which the Custodian will make available to the Trust Unallocated Account up to 430 Fine Ounces of Gold in order to allow the Custodian to transfer all Gold standing to the credit of the Trust Unallocated Account (prior to the use of the overdraft facility) to the Trust Allocated Account by the close of business on any Business Day; and (ii), on any Business Day, permit the Custodian to repay itself the amount of any overdraft from any positive balance of the Trust Unallocated Account prior to the execution by the Custodian of any standing instruction to allocate Gold to the Trust Allocated Account and to immediately repay itself the full amount of any overdraft existing at the time of the termination of the Unallocated Bullion Account Agreement, unless the Sponsor, the Trustee and the Custodian shall agree upon repayment by other means. The provision of any such overdraft facility shall be without fee, cost or interest to the Trust, and the Custodian shall have no right, charge, security interest, lien or claim or right of set-off against the Gold held in the Trust Allocated Account or standing to the credit of the Trust in the Trust Unallocated Account as a result of the provision of any such overdraft facility, unless, notwithstanding anything else to the contrary in this Agreement, the Sponsor, the Trustee and the Custodian otherwise agree.
     2. Except as modified by this Amendment, the Trust Indenture shall remain unmodified and in full force and effect.
     3. Written notice of this amendment, in the form annexed, shall be distributed as provided in Section 10.01(b) of the Trust Indenture.
     4. Capitalized terms used but not defined in this Amendment shall have the meanings assigned to such terms in the Trust Indenture.
     5. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but together shall constitute one and the same amendment.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Sponsor and the Trustee have duly executed and delivered this Amendment as of the date first above written.

World Gold Trust Services, LLC, as Sponsor
By:
Name:
Title:

The Bank of New York Mellon, as Trustee
By:
Name:
Title:

[Signature Page to Amendment No. 3 to
Trust Indenture of SPDR® GOLD TRUST]

SPDR® GOLD TRUST
Notice of Amendment of Trust Indenture
     The Trustee of the Trust has been authorized to, and, when directed by the Sponsor will, enter into an overdraft facility with the Custodian under which the Custodian will make available to the Trust’s unallocated account up to the maximum of 430 fine ounces of gold in order to allow the Custodian to fully allocate all gold held in the Trust’s unallocated account to the Trust’s allocated account by the close of business on each business day. The terms of the overdraft facility permit the Custodian to repay itself the amount of any overdraft from any positive balance of the Trust’s unallocated account prior to the Custodian’s execution of any standing instruction to allocate gold to the Trust’s allocated account and to immediately repay itself the full amount of any overdraft existing at the time of the termination of the Trust’s unallocated bullion account agreement with the Custodian, unless the Sponsor, the Trustee and the Custodian agree upon repayment by other means. The Trust shall not be charged any fee, cost or interest for the provision of the overdraft facility, and the Custodian shall have no right, charge, security interest, lien or claim or right of setoff against the gold held in the Trust’s allocated account or credited to the Trust’s unallocated account as a result of the provision of the overdraft facility unless otherwise agreed to by the Sponsor, the Trustee and the Custodian.
     This notice is provided as directed by the Trust Indenture. No action by owners of Shares is required.

The Bank of New York Mellon Trustee